Trunkbow Special Committee Selects Advisors

BEIJING, November 14, 2012 -- Trunkbow International Holdings Limited (NASDAQ: TBOW) ("Trunkbow" or the "Company"), a leading provider of mobile payment solutions and mobile value added services in the PRC, today announced that the special committee of its board of directors (the “Special Committee”), formed to consider a proposal from Hou Wanchun, Chairman of the board of directors of the Company, and Li Qiang, Chief Executive Officer and a director of the Company (together, the “Consortium Members”), pursuant to which the Consortium Members propose to acquire all of the outstanding shares of the Company’s common stock (the “Shares”) not beneficially owned by the Consortium Members at a price of US$1.46 per Share in cash (the “Proposal”), and any potential alternative transactions involving the Company, has retained Shearman & Sterling LLP as its legal counsel and Duff & Phelps, LLC as its financial advisor to assist it in consideration of such matters.

The Company cautions the shareholders and others considering trading in its securities that the Special Committee is continuing its evaluation of the Proposal and no decisions have been made with respect to the Company’s response to the Proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated. The Company does not undertake any obligation to provide any updates with respect to the transaction contemplated by the Proposal or any other transaction, except as required under applicable law.

Akin Gump Strauss Hauer & Feld LLP will be serving as legal counsel to Duff & Phelps, LLC.

About Trunkbow International Holding Limited

Trunkbow International Holdings (NASDAQ: TBOW) is a leading provider of mobile payment solutions and mobile value added solutions in PRC. Trunkbow's solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the Mobile Value Added and Mobile Payment solutions markets. Trunkbow supplies its mobile payment solutions to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For more information, please visit www.trunkbow.com.

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. You should understand that the Company's actual future results may be materially different from and worse than what the Company expects. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

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Contact Information

In China:	In the U.S.
Trunkbow International Holdings Limited	The Piacente Group
Ms. Yuanjun Ye, Chief Financial Officer	Brandi Floberg/Lee Roth
Phone: +86 (10) 8571-2518 (Beijing)	Phone: + (1) 212-481-2050 (New York)
Email: ir@trunkbow.com	E-mail: trunkbow@tpg-ir.com

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